Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $353

HAMILTON, Bermuda (February 6, 2009) – White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $353 at December 31, 2008, a decrease of 20% for the year, including dividends. Adjusted book value per share decreased by 8% in the fourth quarter, excluding the $22 per share reduction resulting from the completion in October of the exchange transaction with Berkshire Hathaway.

Ray Barrette, Chairman and CEO, commented, “The global financial crisis had a significant impact on White Mountains’ results in the fourth quarter. We incurred large losses in our equity portfolio and Life Re business, which were partially offset by strong underwriting results and a significant tax benefit from our capital structure. We have taken several steps to protect our capital from further deterioration, including reduced exposure to equities and property catastrophes. White Mountains’ overall capital adequacy remains strong and supportive of our ratings.”

Adjusted comprehensive net loss in the fourth quarter of 2008 was $323 million, compared to adjusted comprehensive net income of $127 million in the fourth quarter of last year. Adjusted comprehensive net loss in 2008 was $749 million, compared to adjusted comprehensive net income of $481 million in 2007.

Net loss in the fourth quarter was $213 million, compared to net income of $101 million in the fourth quarter of last year. Net loss in 2008 was $555 million, compared to net income of $407 million in 2007.

OneBeacon

OneBeacon’s adjusted book value per share decreased by 14% in the quarter and 22% for the year, including dividends, driven by total investment returns of -8% in the quarter and -13% for the year. The GAAP combined ratio for the fourth quarter of 2008 was 86% compared to 93% for the fourth quarter of 2007, while the GAAP combined ratio for 2008 was 95% compared to 93% for 2007. The improved underwriting results in the quarter were due to lower non-catastrophe losses and more favorable development on prior accident year losses. The increase in the combined ratio year-over-year was primarily a reflection of higher catastrophe losses, somewhat offset by more favorable development on prior accident year losses.

Mike Miller, CEO of OneBeacon said, “We were disappointed by the decrease in our book value caused by investment losses. During the fourth quarter, we took significant steps to preserve our capital, including reductions in our equity investments and catastrophe exposures. The underwriting results were very solid as all of our businesses performed well, contributing to combined ratios of 86% for the fourth quarter and 95% for the year. The specialty businesses drove our 5% premium growth for the year.”

Miller continued, “Our operating results demonstrate our underwriting discipline and ability to create value even in this soft market. We continue to focus on specialization and capital management. We are seeing early signs of an improving pricing environment and are well positioned in the market.”

Net written premiums were $474 million for the fourth quarter and $1,963 million for the full year, an increase of 11% and 5% from the comparable periods of 2007. Specialty Lines premiums increased by 63% and 41% in the fourth quarter of 2008 and for the full year 2008 versus the comparable periods of 2007, largely driven by the new collector car and boat business, while Commercial Lines premiums decreased by 2% and 2%, and Personal Lines premiums decreased by 8% and 10%.

During the fourth quarter of 2007, OneBeacon reallocated $117 million of loss reserves from ongoing lines of business to run-off claims. This reallocation had the effect of lowering the combined ratios for each of Specialty, Commercial and Personal Lines, but had no net impact on OneBeacon’s overall results.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the fourth quarter of 2008 was 88% compared to 92% for the fourth quarter of 2007, while the GAAP combined ratio for 2008 was 106% compared to 94% for 2007. The lower combined ratio for the fourth quarter of 2008 reflected the solid performance of the book of business with little impact from catastrophes or loss reserve development. In the fourth quarter of 2008, White Mountains Re recorded a $12 million (14%) increase to $99 million on the estimated claims from hurricane Ike offset by $8 million of loss reserve reductions from prior periods.

The combined ratio for 2008 included $156 million (16 points) of catastrophe losses, net of reinsurance and reinstatements. The largest events were hurricanes Ike and Gustav, a China earthquake and snowstorm, European winter storm Emma and hail storms in Slovenia and Germany. In 2008, White Mountains Re also increased prior year loss reserves by $80 million (8 points). In 2007, catastrophe losses were $76 million (7 points) and unfavorable loss reserve development was $39 million (3 points). The 2008 loss reserve increase was the result of a comprehensive review of all White Mountains Re reserves completed in the second quarter.

Allan Waters, CEO of White Mountains Re, said, “Between the need to increase loss reserves in the first half, Ike rumbling through in the third quarter and the investment losses in the fourth quarter, we took our lumps in 2008. Our accident year underwriting results were good, reflecting our continued discipline in the soft market. We see early signs of an eventual end of the soft market, especially in peak zone North American property risks where January 1, 2009 renewal rates moved up briskly.”

Net written premiums were down 22% for the quarter and 15% for the year. The largest decline was in the casualty line of business, due to continuing pressure on rate levels.

During the fourth quarter of 2008, White Mountains Re recorded a $162 million tax benefit from the removal of a valuation allowance against a deferred tax asset in a subsidiary. White Mountains Re partially finances its operations, including WMRe Sirius, with internal debt instruments in its capital structure. Following a recent change in law in Sweden, in order to preserve the value of the existing capital structure, White Mountains Re restructured the existing internal debt instruments between Sweden and Luxembourg. Because the restructuring created a future stream of income to an entity that had a significant deferred tax asset with a full valuation allowance, GAAP required White Mountains Re to remove the valuation allowance. The restructuring preserved rather than created the economic benefit of the internal debt instruments, but due to the new structure GAAP accounting rules require the entire benefit to be recognized in connection with the restructuring rather than on an annual basis.

Esurance

Esurance’s GAAP combined ratio for the fourth quarter of 2008 was 104% compared to 120% for the fourth quarter of 2007, while the GAAP combined ratio for 2008 was 106% compared to 116% for 2007. The much improved combined ratio for 2008 was due in equal parts to lower loss and expense results. The loss ratio was 77% for both the fourth quarter and full year of 2008, compared to 87% and 82% for the comparable prior year periods. Selective rate increases and lower claims frequency due to a reduction in miles driven by policyholders offset rising severity costs in 2008. The expense ratios for the quarter and for the full year were 27% and 29%, respectively, compared to 33% and 34%, for each of the comparable periods of 2007, due to lower acquisition expenses in 2008. A six-point reduction in the acquisition expense ratio was partially offset by a 1 point increase in the operating expense ratio due primarily to higher incentive compensation accruals than in 2007.

Gary Tolman, CEO of Esurance, said, “2008 was a challenging year for premium growth. While we still grew in 2008, intense competition coupled with fewer shoppers in the personal auto insurance market reduced our growth rate. I was pleased with the significant improvement in our underwriting results compared to 2007, driven by the meaningful declines in both our loss and expense ratios. We continue to find ways to better meet the needs of our customers through our relationship with Answer Financial, who managed to improve both revenue and operating income in a tough environment. We expect that economic and market conditions will continue to put pressure on premium growth in 2009.”

Total revenues were $861 million for 2008, a 6% increase from 2007. Gross written premiums were $183 million for the quarter and $826 million for the year, a decrease of 7% and an increase of 3% from the comparable periods of 2007. Controlled premiums, which include premiums paid by Answer Financial customers, were approximately $1.2 billion for 2008. At year-end 2008, Esurance had 745,000 policies-in-force including the 301,000 policyholders at Answer Financial. Excluding Answer Financial, Esurance’s policies-in-force decreased 5% in 2008.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the fourth quarter of 2008 was $178 million, compared to pre-tax income of $46 million in the fourth quarter of 2007. Pre-tax loss was $218 million in 2008, compared to pre-tax income of $59 million in 2007.

The fourth quarter and full year of 2008 included $164 million and $188 million in losses from the Life Re business compared to $6 million and $11 million of losses in the fourth quarter and full year of 2007. The losses in the Life Re business during the fourth quarter and full year of 2008 were driven predominantly by a change in assumptions that fewer customers than previously expected will surrender their contracts as the value of their guaranteed annuity benefits goes further in-the-money. Higher volatility assumptions also contributed to the losses. White Mountains is exploring options to limit the cost of running off these contracts.

In addition, the value of White Mountains’ investment in Symetra warrants decreased due to a decline in the valuation of stocks in the life insurance sector for both periods of 2008. For the fourth quarter of 2008, the value of Symetra warrants decreased by $25 million compared to an increase of $15 million in last year’s fourth quarter, while the value of the Symetra warrants decreased by $50 million in 2008 compared to an increase of $23 million in 2007. 2007 also included $17 million of net investment income on a dividend received on the Symetra warrants.

Investment Activities

The GAAP total return on invested assets for the fourth quarter and the full year of 2008 was -6% and -9% compared to 2% and 8% in the comparable periods of 2007. The GAAP total return on fixed maturity investments, including mortgage-backed and asset-backed securities, was -2% for the fourth quarter and -3% for 2008, compared to 2% and 7% in the comparable periods of 2007. The GAAP total return on equity and convertible securities was -26% for the fourth quarter and -38% for 2008, compared to 3% and 13% in the comparable periods of 2007.

Mark Dorcus, President of White Mountains Advisors, said, “Our 2008 investment performance was poor. Our equities and convertibles were down 26% for the quarter and about 38% for the year. For the same periods, the S&P 500 was down 22% and 37%, respectively. Bonds were down around 2% for the quarter and 3% for the year, due to widening spreads in corporate and structured securities. We largely avoided the many negative corporate credit events and the extensive damage from structured securities and leverage that was experienced by many financial institutions. The stronger U.S. dollar also adversely impacted our performance. During the fourth quarter, we reduced our equity exposure from 22% (18% excluding convertibles) to 14% (11% excluding convertibles) of GAAP invested assets.”

Effective January 1, 2008, the Company adopted FAS 159 and elected to record the changes in unrealized gains and losses from nearly all of its investment portfolio in net income. In prior periods, these changes have been included in other comprehensive income rather than in net income. Accordingly, net income (loss) and pre-tax income (loss) for 2008 periods are not directly comparable to such measures for 2007 periods. White Mountains’ pre-tax loss in the fourth quarter of 2008 included $108 million of net unrealized investment losses and $422 million of net realized investment losses, compared to $70 million of net realized investment gains in the fourth quarter of 2007. White Mountains’ pre-tax loss in 2008 included $588 million of net unrealized investment losses and $569 million of net realized investment losses compared to $263 million of net realized investment gains in 2007.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before March 2, 2009 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains/(losses) from Symetra’s fixed maturity portfolio from comprehensive net income. The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 9.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to exclude net unrealized gains/(losses) from Symetra’s fixed maturity portfolio. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. The reconciliation of adjusted book value per share to book value per share is included on page 8.

During the second quarter of 2008, White Mountains changed its principal financial reporting measure from “fully diluted tangible book value per share” to “adjusted book value per share”. Fully diluted tangible book value per share is a non-GAAP measure that differs from adjusted book value per share by excluding goodwill and other intangible assets. The change from fully diluted tangible book value per share to adjusted book value per share has been presented retroactively for all periods. As a result of the change, goodwill and other intangible assets are included in the calculation for all periods presented. For periods ended March 31, 2008 and prior, the Company had not recorded any significant intangible assets other than goodwill. The goodwill, which primarily relates to the FIN 46 consolidation of the Company’s investment in the Tuckerman Funds, was $20 million, $27 million, $30 million and $29 million as of December 31, 2008, September 30, 2008, December 31, 2007 and September 30, 2007, respectively. The inclusion of goodwill in adjusted book value per share did not have a significant effect on the calculation of changes per share for any periods presented.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,155.1	$1,373.4	$1,906.5	$1,910.9
Remaining accretion of subsidiary preferred stock to face value	—	—	(21.6)	(31.5)
Adjusted OneBeacon common shareholders’ equity	$1,155.1	$1,373.4	$1,884.9	$1,879.4
OneBeacon common shares outstanding	95.1	95.1	98.5	99.7
OneBeacon book value per common share	$12.15	$14.44	$19.36	$19.17
OneBeacon adjusted book value per common share	$12.15	$14.44	$19.14	$18.85

Change in adjusted book value per common share in the quarter (1)	-14.4%

Change in adjusted book value per common share for the last twelve months (1)	-21.5%

(1)  Includes $.21 dividend per common share paid quarterly beginning in March 2007 and a special dividend of $2.03 per common share paid in March 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        changes in adjusted book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                        incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                        the risks associated with Item 1A of White Mountains’ 2007 Annual Report on Form 10-K;

•                        claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                       changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        recorded loss reserves subsequently proving to have been inadequate;

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007
Assets

Fixed maturity investments	$5,480.5	$6,160.1	$7,371.5
Common equity securities	552.7	1,393.4	1,550.7
Short-term investments	2,244.5	2,256.6	1,327.3
Other investments	416.2	583.9	603.3
Convertible fixed maturity investments	308.8	353.0	490.6
Investments held in trust	—	—	305.6

Total investments	9,002.7	10,747.0	11,649.0

Reinsurance recoverable on unpaid losses	3,050.4	3,265.4	3,467.9
Reinsurance recoverable on paid losses	47.3	50.8	59.5
Funds held by ceding companies	163.3	203.0	231.1
Insurance and reinsurance premiums receivable	835.7	906.0	854.0
Securities lending collateral	220.0	341.2	661.6
Investments in unconsolidated affiliates	116.9	195.0	406.3
Deferred acquisition costs	323.0	350.4	326.0
Deferred tax asset	724.0	484.9	236.6
Ceded unearned premiums	111.3	134.3	123.1
Value of acquired business in force - AFI	51.4	56.2	—
Accounts receivable on unsettled investment sales	78.2	27.0	201.1
Goodwill	19.5	26.6	30.4
Other assets	1,152.1	953.6	836.0

Total assets	$15,895.8	$17,741.4	$19,082.6

Liabilities

Loss and loss adjustment expense reserves	$7,400.1	$7,936.8	$8,062.1
Unearned insurance and reinsurance premiums	1,597.4	1,743.6	1,605.2
Debt	1,362.0	1,367.1	1,192.9
Securities lending payable	234.8	349.6	661.6
Deferred tax liability	306.0	369.2	353.2
Preferred stock subject to mandatory redemption	—	—	278.4
Ceded reinsurance payable	101.3	77.4	101.8
Funds held under reinsurance treaties	79.1	75.1	103.0
Accounts payable on unsettled investment purchases	7.5	17.4	46.4
Other liabilities	1,312.2	1,064.8	1,097.2

Total liabilities	12,400.4	13,001.0	13,501.8

Minority interest - OneBeacon Insurance Group, Ltd.	283.5	337.1	517.2
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	250.0	250.0
Minority interest - consolidated limited partnerships	63.1	91.4	100.2

Total minority interest	596.6	678.5	867.4

Common Shareholders’ Equity

Common shares and paid-in surplus	1,428.2	1,687.1	1,691.2
Retained earnings	1,751.9	2,495.4	2,718.5
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	—	—	208.9
Equity in unrealized (losses) gains from investments in unconsolidated affiliates	(1.1)	(.5)	3.7
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(197.3)	(146.7)	(5.6)
Net unrealized foreign currency translation (losses) gains and other	(82.9)	26.6	96.7

Total common shareholders’ equity	2,898.8	4,061.9	4,713.4

Total liabilities, minority interest and common shareholders’ equity	$15,895.8	$17,741.4	$19,082.6

Common shares outstanding (000’s)	8,809	10,442	10,554
Common and equivalent shares outstanding (000’s)	8,772	10,405	10,517

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

ADJUSTED BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	December 31,	September 30,	December 31,		September 30,
	2008	2008	2007		2007
Book value per share numerators (in millions):

Common shareholders’ equity	$2,898.8	$4,061.9	$4,713.4		$4,732.6
Benefits to be received from share obligations under employee benefit plans	1.1	1.3	1.7		2.4
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	—	—	(15.8	)(1)	(22.7	)(1)
Book value per share numerator	2,899.9	4,063.2	4,699.3		4,712.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	197.3	146.7	5.6		22.9
Adjusted book value per common and equivalent share numerator	$3,097.2	$4,209.9	$4,704.9		$4,735.2

Book value per share denominators (in thousands of shares):

Common Shares outstanding	8,808.8	10,442.0	10,553.6		10,842.6
Share obligations under employee benefits plans	6.0	7.8	9.9		14.4
Book value per share denominator	8,814.8	10,449.8	10,563.5		10,857.0
Unearned restricted shares	(42.6)	(45.3)	(46.5)	(48.5)
Adjusted book value per common and equivalent share denominator	8,772.2	10,404.5	10,517.0		10,808.5

Book value per common and equivalent share	$328.97	$388.84	$444.86		$434.03
Adjusted book value per common and equivalent share	$353.07	$404.62	$447.36		$438.10

(1)

Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group, Ltd. of 72.9% as of December 31, 2007 and 71.9% as of September 30, 2007.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Earned insurance and reinsurance premiums	$923.5	$948.7	$3,710.0	$3,783.7
Net investment income	76.1	159.4	410.3	533.0
Net realized investment (losses) gains	(421.8)	70.3	(568.7)	263.2
Net unrealized investment loss	(108.3)	—	(588.4)	—
Other revenue	(108.9)	23.3	(7.5)	153.9

Total revenues	360.6	1,201.7	2,955.7	4,733.8
Expenses:
Loss and loss adjustment expenses	537.4	609.1	2,506.4	2,406.4
Insurance and reinsurance acquisition expenses	196.5	196.5	752.5	776.6
Other underwriting expenses	102.0	131.5	466.6	509.0
General and administrative expenses	56.6	42.2	237.9	200.5
Accretion of fair value adjustment to loss and loss adjustment expense reserves	4.3	5.4	16.9	21.4
Interest expense on debt	20.6	18.1	82.1	73.0
Interest expense - dividends on preferred stock subject to mandatory redemption	—	7.1	11.8	29.3
Interest expense - accretion on preferred stock subject to mandatory redemption	—	9.9	21.6	36.1

Total expenses	917.4	1,019.8	4,095.8	4,052.3

Pre-tax (loss) income	(556.8)	181.9	(1,140.1)	681.5

Income tax benefit (provision)	311.6	(59.2)	498.7	(210.5)

(Loss) income before equity in (loss) earnings of unconsolidated affiliates, extraordinary item, and minority interest	(245.2)	122.7	(641.4)	471.0
Equity in (loss) earnings of unconsolidated affiliates	(1.4)	2.1	5.8	29.4
Excess of fair value of acquired assets over cost	—	—	4.2	—
Minority interest	34.0	(23.6)	76.1	(93.0)

Net (loss) income	(212.6)	101.2	(555.3)	407.4

Change in net unrealized gains on investments	—	5.8	—	15.2
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(51.2)	16.9	(193.0)	(2.2)
Change in foreign currency translation and other	(109.5)	20.4	(192.5)	58.9

Comprehensive net (loss) income	(373.3)	144.3	(940.8)	479.3

Change in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	50.6	(17.3)	191.7	1.5

Adjusted comprehensive net (loss) income	$(322.7)	$127.0	$(749.1)	$480.8

Basic (loss) earnings per share	$(22.89)	$9.56	$(54.54)	$37.96

Diluted (loss) earnings per share	$(22.92)	$9.55	$(54.54)	$37.89

Dividends declared and paid per common share	$—	$2.00	$4.00	$8.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Year Ended December 31, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,879.0	$1,000.8	$830.2	$—	$3,710.0
Net investment income	164.4	178.1	33.8	34.0	410.3
Net realized investment losses	(318.9)	(180.5)	(10.0)	(59.3)	(568.7)
Net unrealized investment losses	(444.7)	(104.0)	(36.1)	(3.6)	(588.4)
Other revenue - foreign currency translation loss	—	(58.6)	—	—	(58.6)
Other revenue	13.8	42.6	43.3	(48.6)	51.1

Total revenues	1,293.6	878.4	861.2	(77.5)	2,955.7
Expenses:
Loss and loss adjustment expenses	1,126.2	745.0	635.8	(.6)	2,506.4
Insurance and reinsurance acquisition expenses	368.3	214.1	170.1	—	752.5
Other underwriting expenses	290.8	100.4	73.2	2.2	466.6
General and administrative expenses	20.3	40.5	32.1	129.0	221.9
Amortization of Answer Financial purchase accounting adjustments	—	—	16.0	—	16.0
Accretion of fair value adjustment to loss and lae reserves	12.0	4.9	—	—	16.9
Interest expense on debt	44.9	26.6	.5	10.1	82.1
Interest expense - dividends on preferred stock	11.8	—	—	—	11.8
Interest expense - accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	1,895.9	1,131.5	927.7	140.7	4,095.8

Pre-tax loss	$(602.3)	$(253.1)	$(66.5)	$(218.2)	$(1,140.1)

For the Year Ended December 31, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,873.6	$1,146.8	$763.3	$—	$3,783.7
Net investment income	208.5	210.5	29.6	84.4	533.0
Net realized investment gains	173.7	63.7	4.5	21.3	263.2
Other revenue - foreign currency translation loss	—	(12.5)	—	—	(12.5)
Other revenue	17.2	17.5	13.6	118.1	166.4

Total revenues	2,273.0	1,426.0	811.0	223.8	4,733.8
Expenses:
Loss and loss adjustment expenses	1,089.8	701.0	622.4	(6.8)	2,406.4
Insurance and reinsurance acquisition expenses	318.9	255.0	202.7	—	776.6
Other underwriting expenses	329.4	118.5	58.4	2.7	509.0
General and administrative expenses	9.8	26.2	.2	164.3	200.5
Accretion of fair value adjustment to loss and lae reserves	16.0	5.4	—	—	21.4
Interest expense on debt	45.2	23.2	—	4.6	73.0
Interest expense - dividends on preferred stock	29.3	—	—	—	29.3
Interest expense - accretion on preferred stock	36.1	—	—	—	36.1

Total expenses	1,874.5	1,129.3	883.7	164.8	4,052.3

Pre-tax income (loss)	$398.5	$296.7	$(72.7)	$59.0	$681.5

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$488.7	$231.8	$203.0	$—	$923.5
Net investment income	26.6	36.2	8.7	4.6	76.1
Net realized investment losses	(259.7)	(123.1)	(5.4)	(33.6)	(421.8)
Net unrealized investment (losses) gains	(90.0)	(8.0)	(12.7)	2.4	(108.3)
Other revenue - foreign currency translation loss	—	(28.8)	—	—	(28.8)
Other revenue	3.2	26.6	15.0	(124.9)	(80.1)

Total revenues	168.8	134.7	208.6	(151.5)	360.6
Expenses:
Loss and loss adjustment expenses	247.5	133.6	156.3	—	537.4
Insurance and reinsurance acquisition expenses	106.7	50.4	39.4	—	196.5
Other underwriting expenses	67.2	19.8	14.7	.3	102.0
General and administrative expenses	4.3	14.7	9.7	22.5	51.2
Amortization of Answer Financial purchase accounting adjustments	—	—	5.4	—	5.4
Accretion of fair value adjustment to loss and lae reserves	3.0	1.3	—	—	4.3
Interest expense on debt	11.0	5.8	—	3.8	20.6

Total expenses	439.7	225.6	225.5	26.6	917.4

Pre-tax loss	$(270.9)	$(90.9)	$(16.9)	$(178.1)	$(556.8)

For the Three Months Ended December 31, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$466.1	$275.9	$206.7	$—	$948.7
Net investment income	51.8	54.8	8.1	44.7	159.4
Net realized investment gains	31.0	18.8	1.7	18.8	70.3
Other revenue - foreign currency translation loss	—	(16.4)	—	—	(16.4)
Other revenue	.9	11.9	4.5	22.4	39.7

Total revenues	549.8	345.0	221.0	85.9	1,201.7
Expenses:
Loss and loss adjustment expenses	262.7	163.3	179.2	3.9	609.1
Insurance and reinsurance acquisition expenses	87.4	57.1	52.0	—	196.5
Other underwriting expenses	82.5	32.1	16.5	.4	131.5
General and administrative expenses	2.3	4.5	—	35.4	42.2
Accretion of fair value adjustment to loss and lae reserves	4.0	1.4	—	—	5.4
Interest expense on debt	11.1	7.0	—	—	18.1
Interest expense - dividends on preferred stock	7.1	—	—	—	7.1
Interest expense - accretion on preferred stock	9.9	—	—	—	9.9

Total expenses	467.0	265.4	247.7	39.7	1,019.8

Pre-tax income (loss)	$82.8	$79.6	$(26.7)	$46.2	$181.9

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended December 31, 2008				Year Ended December 31, 2008
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	40%	49%	62%	50%	51%	60%	64%	60%
Expense	39%	35%	32%	36%	36%	36%	32%	35%
Total GAAP Combined	79%	84%	94%	86%	87%	96%	96%	95%
Dollars in millions
Net written premiums	$161.7	$170.2	$141.7	$473.7	$621.9	$722.1	$618.7	$1,963.1
Earned premiums	$153.4	$179.8	$155.5	$488.7	$512.7	$725.2	$640.8	$1,879.0

	Three Months Ended December 31, 2007				Year Ended December 31, 2007
OneBeacon	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	-18%	42%	46%	56%	38%	51%	57%	58%
Expense	31%	40%	35%	37%	30%	37%	34%	35%
Total Combined	13%	82%	81%	93%	68%	88%	91%	93%
Dollars in millions
Net written premiums	$99.5	$173.1	$154.7	$427.4	$440.3	$733.4	$690.4	$1,864.4
Earned premiums	$111.2	$181.9	$172.9	$466.1	$433.3	$715.2	$725.0	$1,873.6

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
GAAP Ratios
Loss and LAE	58%	59%	77%	87%	74%	61%	77%	82%
Expense	30%	33%	27%	33%	32%	33%	29%	34%
Total Combined	88%	92%	104%	120%	106%	94%	106%	116%
Dollars in millions
Gross written premiums	$163.8	$222.0	$183.3	$197.9	$1,076.1	$1,295.3	$826.4	$802.5
Net written premiums	$147.7	$190.4	$182.8	$197.1	$931.1	$1,095.7	$823.4	$798.5
Earned premiums	$231.8	$275.9	$203.0	$206.7	$1,000.8	$1,146.8	$830.2	$763.3

(1) Includes results from runoff operations.

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